Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three and Six Months Ended June 30, 2016

NASHVILLE, TN, August 19, 2016 – First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three and six months ended June 30, 2016.

Operating Results

For the three and six months ended June 30, 2016, we recognized $25.8 million and $31.0 million, respectively, of unfavorable prior period loss development.

Loss before income taxes, for the three months ended June 30, 2016 was $30.6 million, compared with income before income taxes of $0.7 million for the three months ended June 30, 2015. Net loss for the three months ended June 30, 2016 was $19.9 million, compared with net income of $0.3 million for the three months ended June 30, 2015. Basic and diluted net loss per share were $0.48 for the three months ended June 30, 2016, compared with basic and diluted net income per share of $0.01 for the same period in the prior year.

Loss before income taxes, for the six months ended June 30, 2016 was $39.0 million, compared with income before income taxes of $1.5 million for the six months ended June 30, 2015. Net loss for the six months ended June 30, 2016 was $25.4 million, compared with net income of $0.8 million for the six months ended June 30, 2015. Basic and diluted net loss per share were $0.62 for the six months ended June 30, 2016, compared with basic and diluted net income per share of $0.02 for the same period in the prior year.

Loss Ratio. The loss ratio was 124.6% for the three months ended June 30, 2016, compared with 81.7% for the three months ended June 30, 2015. The loss ratio was 110.8% for the six months ended June 30, 2016, compared with 79.2% for the six months ended June 30, 2015. We experienced unfavorable development related to prior periods of $25.8 million and $31.0 million for the three and six months ended June 30, 2016, respectively. This unfavorable development for the three and six months ended June 30, 2016 was the result of increased losses primarily from the 2015 accident year across all major coverages. The most significant causes of the development were a greater than usual emergence of reported claims and higher bodily injury severity.

Excluding prior period development, the loss ratios for the 2016 and 2015 accident years are now estimated to be 91.1% and 89.9%, respectively. These elevated loss ratios are primarily due to higher than expected claim frequency across all major coverages and higher bodily injury severity. We believe that an increase in distracted driving, along with an increase in the number of miles driven by insured drivers as a result of lower gas prices and a favorable economy has been a contributing factor to an industry-wide increase in frequency. In response, the Company has continued to implement aggressive rate and underwriting actions as warranted at a state and coverage level and strengthen its claims organization and processes.

Revenues. Revenues for the three months ended June 30, 2016 increased 28% to $102.8 million from $80.6 million in the same period in the prior year. Revenues for the six months ended June 30, 2016 increased 28% to $199.7 million from $155.7 million in the same period in the prior year.

Premiums earned increased by $13.6 million, or 20%, to $80.9 million for the three months ended June 30, 2016, from $67.3 million for the three months ended June 30, 2015. For the six months ended June 30, 2016 premiums earned increased by $27.4 million, or 21%, to $157.3 million from $129.9 million for the six months ended June 30, 2015. This improvement was primarily due to higher average premiums and an increase in the number of policies in force.

Commission and fee income increased by $7.3 million, or 61%, to $19.2 million for the three months ended June 30, 2016, from $11.9 million for the three months ended June 30, 2015. For the six months ended June 30, 2016, commission and fee income increased by $15.5 million, or 67%, to $38.8 million from $23.3 million for the six months ended June 30, 2015. Revenue from the former Titan retail locations acquired on July 1, 2015 contributed towards this increase. Commission and fee income also increased as a result of higher fee income related to commissionable ancillary products sold through our previously-existing retail locations and the increase in the number of policies in force.

Expense Ratio. The expense ratio was 14.8% for the three months ended June 30, 2016, compared with 18.0% for the three months ended June 30, 2015. The expense ratio was 14.6% for the six months ended June 30, 2016, compared with 20.2% for the six months ended June 30, 2015. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent and base salary) and our ongoing efforts on cost containment.

Combined Ratio. The combined ratio increased to 139.4% for the three months ended June 30, 2016 from 99.7% for the three months ended June 30, 2015. For the six months ended June 30, 2016, the combined ratio increased to 125.4% from 99.4% for the six months ended June 30, 2015.

Next Release of Financial Results

We currently plan to report our financial results for the three and nine months ending September 30, 2016 on November 8, 2016.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. Our insurance operations generate revenues from selling non-standard personal automobile insurance policies and related products in 17 states. We conduct our servicing and underwriting operations in 14 states and are licensed as an insurer in 12 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage or driving record and/or vehicle type.

At June 30, 2016, we leased and operated 410 retail locations and a call center staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, retail locations in some markets offer non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers for which we receive a commission. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. On a limited basis, we also sell our products through selected retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptance.com.

This press release contains forward-looking statements, including statements about the expected effects of the recently completed acquisition. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2015 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Premiums earned	$ 80,850	$ 67,300	$ 157,257	$ 129,915
Commission and fee income	19,183	11,929	38,764	23,278
Investment income	1,646	1,406	2,608	2,551
Gain on sale of foreclosed real estate	1,237	—	1,237	—
Net realized losses on investments, available-for-sale (includes $147 of accumulated other comprehensive loss reclassification for unrealized loss in 2016)	(162)	(4)	(164)	(7)
	102,754	80,631	199,702	155,737
Costs and expenses:
Losses and loss adjustment expenses	100,765	55,003	174,184	102,937
Insurance operating expenses	30,314	23,645	59,961	48,730
Other operating expenses	283	263	563	586
Litigation settlement	—	129	—	239
Stock-based compensation	68	53	105	72
Depreciation	616	392	1,267	800
Amortization of identifiable intangibles assets	239	7	477	7
Interest expense	1,076	449	2,126	872
	133,361	79,941	238,683	154,243
(Loss) income before income taxes	(30,607)	690	(38,981)	1,494
(Benefit) provision for income taxes	(10,708)	375	(13,577)	693
Net (loss) income	$ (19,899)	$ 315	$ (25,404)	$ 801
Net (loss) income per share:
Basic	$ (0.48)	$ 0.01	$ (0.62)	$ 0.02
Diluted	$ (0.48)	$ 0.01	$ (0.62)	$ 0.02
Number of shares used to calculate net (loss) income per share:
Basic	41,064	41,020	41,062	41,018
Diluted	41,064	41,384	41,062	41,347
Reconciliation of net (loss) income to other comprehensive loss:
Net (loss) income	$ (19,899)	$ 315	$ (25,404)	$ 801
Net unrealized change in investments, net of tax of $757, $(938), $1,668 and $(592), respectively	1,407	(1,741)	3,098	(1,099)
Comprehensive loss	$ (18,492)	$ (1,426)	$ (22,306)	$ (298)

Detail of net realized losses on investments, available-for-sale:
Net realized losses on redemptions	$ (15)	$ (4)	$ (17)	$ (7)
Other-than-temporary impairment charges	(147)	—	(147)	—
Net realized losses on investments, available-for-sale	$ (162)	$ (4)	$ (164)	$ (7)

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $121,218 and $128,304, respectively)	$129,088	$131,582
Cash and cash equivalents	134,439	115,587
Premiums, fees, and commissions receivable, net of allowance of $504 and $454, respectively	79,156	69,881
Deferred tax assets, net	30,364	18,301
Other investments	10,322	11,256
Other assets	5,807	6,950
Property and equipment, net	5,227	5,141
Deferred acquisition costs	5,692	5,509
Goodwill	29,384	29,429
Identifiable intangible assets, net	8,054	8,491
TOTAL ASSETS	$437,533	$402,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$166,012	$122,071
Unearned premiums and fees	95,346	83,426
Debentures payable	40,279	40,256
Term loan from principal stockholder	29,766	29,753
Accrued expenses	7,675	7,345
Other liabilities	16,946	15,606
Total liabilities	356,024	298,457
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 41,096 issued and outstanding	411	411
Additional paid-in capital	457,621	457,476
Accumulated other comprehensive income, net of tax of $1,730 and $62, respectively	6,589	3,491
Accumulated deficit	(383,112)	(357,708)
Total stockholders’ equity	81,509	103,670
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$437,533	$402,127

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Gross premiums earned:
Georgia	$16,271	$12,795	$31,328	$24,540
Florida	12,176	10,566	23,785	20,408
Texas	11,266	9,011	21,883	17,375
Ohio	8,094	6,761	15,690	13,126
South Carolina	7,352	6,226	13,946	12,183
Alabama	7,286	6,249	14,050	12,095
Illinois	5,516	4,954	11,256	9,576
Tennessee	5,107	4,036	9,988	7,655
Pennsylvania	2,575	2,361	4,993	4,620
Indiana	2,395	2,021	4,672	3,866
Missouri	1,633	1,462	3,386	2,864
Mississippi	1,043	872	2,038	1,688
Virginia	251	78	465	94
Total gross premiums earned	80,965	67,392	157,480	130,090
Premiums ceded to reinsurer	(115)	(92)	(223)	(175)
Total net premiums earned	$80,850	$67,300	$157,257	$129,915

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Loss	124.6%	81.7%	110.8%	79.2%
Expense	14.8%	18.0%	14.6%	20.2%
Combined	139.4%	99.7%	125.4%	99.4%

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Retail locations – beginning of period	414	355	440	356
Opened	2	5	4	5
Closed	(6)	(1)	(34)	(2)
Retail locations – end of period	410	359	410	359

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

RETAIL LOCATIONS BY STATE

	March 31,		December 31,
	2016	2015	2015	2014
Alabama	24	24	24	24
Arizona	10	—	10	—
California	48	—	48	—
Florida	39	31	39	31
Georgia	60	60	60	60
Illinois	39	60	61	60
Indiana	17	17	17	17
Mississippi	7	7	7	7
Missouri	9	9	9	10
Nevada	4	—	4	—
New Mexico	5	—	5	—
Ohio	27	27	27	27
Pennsylvania	14	15	14	15
South Carolina	23	25	24	25
Tennessee	23	22	23	22
Texas	65	58	68	58
Total	414	355	440	356

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885